Exhibit 10.1

AMENDED AND RESTATED TAX SHARING

AGREEMENT

by and among

SAFEWAY INC.

AND ITS AFFILIATES,

and

BLACKHAWK NETWORK HOLDINGS, INC.

AND ITS AFFILIATES

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Section 9.	Stock Options and Restricted Stock	30
9.01.	Notices, Withholding, Reporting	30

Section 10.	Miscellaneous Provisions	31
10.01.	Effectiveness	31
10.02.	Cooperation and Exchange of Information	31
10.03.	Dispute Resolution	32
10.04.	Notices	32
10.05.	Changes in Law	33
10.06.	Confidentiality	33
10.07.	Successors	34
10.08.	Affiliates	34
10.09.	Authorization, Etc.	35
10.10.	Entire Agreement	35
10.11.	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	35
10.12.	Counterparts	36
10.13.	Severability	36
10.14.	No Third Party Beneficiaries	36
10.15.	Assignment	36
10.16.	Waivers, Etc.	36
10.17.	Setoff	37
10.18.	Other Remedies	37
10.19.	Amendment and Modification	37
10.20.	Waiver of Jury Trial	37
10.21.	Interpretations	37

ii

AMENDED AND RESTATED TAX SHARING AGREEMENT

This AMENDED AND RESTATED TAX SHARING AGREEMENT (this “Agreement”) is effective as of the Distribution (as defined herein) by and among Safeway Inc., a Delaware corporation (“Safeway”), each Safeway Affiliate (as defined below), Blackhawk Network Holdings, Inc., a Delaware corporation and currently a majority-owned subsidiary of Safeway (“Blackhawk”), and each Blackhawk Affiliate (as defined below) (“Effective Date”).

RECITALS

WHEREAS, in April 2013, Safeway sold 11.5 million shares of Blackhawk Class A common stock in Blackhawk’s initial public offering (the “IPO”, and the date on which the IPO occurred, the “IPO Date”);

WHEREAS, prior to the IPO, Blackhawk was a member of an Affiliated Group (as defined below), of which Safeway is the common parent;

WHEREAS, immediately after the IPO, Safeway held, and currently holds, 37,838,709 shares of Blackhawk Class B common stock, representing approximately 91.6% of the combined voting power of Blackhawk and approximately 75.7% of the value of Blackhawk;

WHEREAS, Safeway intends to (i) distribute all of its shares of Blackhawk Class B common stock to Safeway shareholders (the “Distribution”), subject only to shares of Blackhawk Class B common stock that are sold to fund applicable withholding Taxes or to fund the payment of cash in lieu of fractional shares, and (ii) sell all of its shares of Blackhawk Class A common stock as soon as reasonably practicable after the Distribution;

WHEREAS, on the date of the Distribution (the “Distribution Date”) but immediately before the Distribution, Safeway shall hold 10,592 shares of Blackhawk Class A common stock and 37,838,709 shares of Blackhawk Class B common stock;

WHEREAS, immediately before the Distribution, the Charter Amendment (as defined below) shall become effective;

WHEREAS, Safeway and Blackhawk are parties to that certain Tax Sharing Agreement dated January 1, 2006, as amended on January 19, 2010 and on December 30, 2012 (the “Prior Agreement”); and

WHEREAS, in contemplation of the Distribution, the parties hereto desire to amend and restate the Prior Agreement, which amendment and restatement shall be effective as of the Distribution, with respect to certain tax matters contained therein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Definitions.

As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code that files a consolidated return for United States federal Income Tax purposes.

“After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant Taxable Period (or portion thereof).

“Agreement” has the meaning set forth in the preamble hereto.

“Albertson’s Agreement” means the Agreement and Plan of Merger, dated as of March 6, 2014, by and among AB Acquisition LLC, a Delaware limited liability company (“Ultimate Parent”), Albertson’s Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ultimate Parent (“Parent”), Albertson’s LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Albertson’s LLC”), Saturn Acquisition Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Safeway.

“Alternative Acquisition” means (i) a merger, consolidation, business combination, recapitalization, reorganization or similar transaction or series of related transactions involving Safeway pursuant to which the stockholders of Safeway immediately preceding such transaction or series of transactions hold less than fifty percent (50%) of the aggregate equity interests (by vote or value) in the surviving or resulting entity of such transaction or series of transactions or any direct or indirect parent thereto or (ii) the acquisition by any Person or Group (including by way of a tender offer or an exchange offer or issuance by Safeway), directly or indirectly, in a transaction or series of transactions, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power or value of the shares of Safeway stock outstanding immediately prior to such transaction or series of transactions.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.8(b) of the Albertson’s Agreement.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Blackhawk” has the meaning set forth in the preamble hereto.

“Blackhawk Affiliate” means any corporation or other entity directly or indirectly “controlled” by Blackhawk at the time in question, where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

“Blackhawk Business” means the business and operations conducted by Blackhawk and Blackhawk Affiliates as such business and operations will continue after the IPO Date.

“Blackhawk Business Records” has the meaning set forth in Section 10.02(b) of this Agreement.

“Blackhawk Foreign Income Tax Return” means any Income Tax Return required to be supplied to, or filed with, a non-United States Tax Authority by Blackhawk or a Blackhawk Affiliate.

“Blackhawk Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Blackhawk will be the common parent corporation immediately after a Deconsolidation Event and including any corporation or other entity which may become a member of such group from time to time.

“Blackhawk Registration Statement” means the registration statement on Form S-1, originally filed with the SEC on March 18, 2013 (File No. 377-00047), as so filed and amended.

“Blackhawk Separate Federal Tax Liability” means an amount equal to the Tax liability that Blackhawk and each Blackhawk Affiliate would have incurred if they had filed a Tax Return with respect to United States federal Income Taxes filed on a consolidated basis (with Blackhawk as the common parent corporation) separate from the members of the Safeway Group, for the relevant Tax period, and such amount shall be computed by Safeway (A) in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, and (iii) to the extent allowed by applicable law, past practice, if any, and (B) taking into account any Tax Asset attributable to Blackhawk or any Blackhawk Affiliate arising in any Tax period (for example, for purposes of calculating its R&D credit, Blackhawk shall be entitled to its allocable share of the R&D credit of the Safeway controlled group of entities as determined under Section 41(f) of the Code).

“Blackhawk Separate Other Tax Liability” means an amount equal to any and all Income Taxes (other than any United States federal Income Taxes) for a relevant Tax period with respect to or as a result of, assets or activities of Blackhawk and the Blackhawk Affiliates, determined on a “with and without” basis, by calculating the amount of the excess (if any) of (a) the net amount of Taxes shown as due and payable on a Combined Return including Blackhawk and the Blackhawk Affiliates with respect to such relevant Tax period, as filed, over (b) the net amount of Taxes that would be shown as due and payable on such Combined Return if such Combined Return were recalculated excluding Blackhawk and the Blackhawk Affiliates.

“Carryback Period” has the meaning set forth in Section 4.02 of this Agreement.

“Change in Law” means the issuance, modification or revocation of any provision of the Code or Treasury Regulations, the issuance of a revenue ruling or other published IRS guidance of general application or the receipt of a private letter ruling by Safeway.

“Charter Amendment” shall mean the amendment of the Amended and Restated Certificate of Incorporation of Blackhawk effective shortly before the Distribution.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return with respect to Income Taxes (other than with respect to United States federal Income Taxes) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Blackhawk or one or more Blackhawk Affiliates join in the filing of such Tax Return (for any Taxable Period) with Safeway or one or more Safeway Affiliates.

“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Blackhawk or one or more Blackhawk Affiliates join in the filing of such Tax Return (for any Taxable Period) with Safeway or one or more Safeway Affiliates.

“Controlling Party” has the meaning set forth in Section 8.01 of this Agreement.

“Covenant Continuation Opinion” means, with respect to an Alternative Acquisition in connection with which Safeway is obligated to pay a Company Termination Fee (as defined in the Albertson’s Agreement) pursuant to Section 7.2(b)(i) of the Albertson’s Agreement, an opinion obtained by Safeway from a nationally recognized law or accounting firm that notwithstanding such Alternative Acquisition, the Distribution is more likely than not to qualify as tax-free under Section 355(a) of the Code, whether or not such Alternative Acquisition is subject to the Tax imposed under Section 355(e).

“Deconsolidation Event” means, with respect to Blackhawk and each Blackhawk Affiliate, any event or transaction that causes Blackhawk and/or one or more Blackhawk Affiliates to no longer be eligible to join with Safeway or one or more Safeway Affiliates in the filing of a Consolidated Return or a Combined Return, including, but not limited to, the IPO or the Distribution, as applicable.

“Distribution” has the meaning set forth in the recitals hereto.

“Distribution Covenant Termination Event” means the earliest to occur of (i) the effective time of the Merger, (ii) the closing of an Alternative Acquisition (A) pursuant to an Alternative Acquisition Agreement entered into in connection with a termination of the Albertson’s Agreement pursuant to Section 7.1(c)(i)(B) or Section 7.1(d)(i) thereof or (B) that results from a tender offer with respect to which there is a termination of the Albertson’s Agreement pursuant to Section 7.1(c)(i)(A) thereof, or (iii) the receipt by Blackhawk of a Distribution Covenant Termination Notice.

“Distribution Covenant Termination Notice” means a notice to be provided by Safeway to Blackhawk within 10 business days after the effective time of an Alternative Acquisition or a Final Determination if Safeway determines, in its reasonable judgment, the Distribution fails to qualify as tax-free under Section 355(a) of the Code; provided that in the event of an Alternative Acquisition in connection with which Safeway is obligated to pay a Company Termination Fee (as defined in the Albertson’s Agreement) pursuant to Section 7.2(b)(i) of the Albertson’s Agreement, such Alternative Acquisition shall be presumed to give rise to an obligation by Safeway to deliver a Distribution Covenant Termination Notice unless Safeway delivers a Covenant Continuation Opinion.

“Distribution Taxes” means any (i) Taxes imposed on, or increase in Taxes incurred by, Safeway or any Safeway Affiliate, or Blackhawk or any Blackhawk Affiliate (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of the Distribution to qualify as a tax-free transaction under Section 355 of the Code (including any Tax resulting from the application of Section 355(d) or Section 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions, including pursuant to the Section 336(e) Election and as a result of any Section 338(g) Elections, and (ii) any Taxes of a Safeway shareholder (or former Safeway shareholder) incurred as a result of being a shareholder of Safeway that are required to be paid or reimbursed by Safeway or any Safeway Affiliate pursuant to a Final Determination, provided that Safeway shall have defended itself in any legal proceeding involving Taxes of a Safeway shareholder resulting from, or arising in connection with, the failure of the Distribution to qualify as a tax-free transaction under Section 355 of the Code (including any Tax resulting from the application of Section 355(d) or Section 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions. Any corporate Income Tax referred to in the immediately preceding sentence shall be determined on a “with and without” basis, by calculating the amount of the excess (if any) of (a) the net amount of Taxes shown as due and payable on any applicable Tax Return that reports a taxable income or gain resulting from the Distribution (including by reason of the Section 336(e) Election and any Section 338(g) Elections), as filed, over (b) the net amount of Taxes that would be shown as due and payable on such Tax Return if it were recalculated excluding any taxable income or gain resulting from the Distribution (including by reason of the Section 336(e) Election and any Section 338(g) Elections), but in each of (a) and (b), disregarding the amount of any Tax Benefit arising after the Distribution from the Section 336(e) Election and any Section 338(g) Elections; provided that in the event such Income Tax becomes due and payable as a result of an Audit for which an amended Tax Return will not be filed, the parties shall determine the amount of any such Income Tax on a basis consistent with the “with and without” methodology described above; and provided, further, that when determining the amount of such corporate Income Taxes for Safeway, such excess shall be reduced by the amount of corporate income Tax incurred by Safeway (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) in connection with gain realized in the IPO (it being acknowledged that, absent the Distribution, the Section 336(e) Election and any Section 338(g) Elections, such Tax would have been incurred by Safeway in connection with the IPO). For the avoidance of doubt, Distribution Taxes shall not include any Taxes allocated pursuant to Section 4 of this Agreement.

“Distribution Tax Reporting Notice” has the meaning set forth in Section 5.03(a) of this Agreement.

“Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in Section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

“Final Determination” shall mean the final resolution of liability for any Tax for any Taxable Period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any Taxable Period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Tax” shall mean any federal, state, local or non-U.S. Tax determined (in whole or in part) by reference to net income, worth, gross receipts or capital, or any Taxes imposed in lieu of such a tax. For the avoidance of doubt, the term “Income Tax” includes any franchise tax or any Taxes imposed in lieu of such a tax.

“Income Tax Return” means any Tax Return relating to any Income Tax.

“Independent Accountant” has the meaning set forth in Section 2.04(b) of this Agreement.

“Independent Firm” has the meaning set forth in Section 10.03 of this Agreement.

“IPO” has the meaning set forth in the recitals hereto.

“IPO Date” has the meaning set forth in the recitals hereto.

“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Joint Responsibility Item” means any Tax Item for which the non-Controlling Party’s responsibility under this Agreement could exceed two hundred fifty thousand dollars ($250,000), but not a Sole Responsibility Item.

“Merger” means the merger of Merger Sub with and into Safeway pursuant to the terms of the Albertson’s Agreement.

“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

“Officer’s Certificate” means a letter executed by an officer of Safeway or Blackhawk and provided to Tax Counsel as a condition to the completion of a Tax Opinion, a Supplemental Tax Opinion or a Covenant Continuation Opinion.

“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, warrants, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

“Owed Party” has the meaning set forth in Section 7.05 of this Agreement.

“Owing Party” has the meaning set forth in Section 7.05 of this Agreement.

“Payment Period” has the meaning set forth in Section 7.05(e) of this Agreement.

“Post-Deconsolidation Period” means any Taxable Period beginning after the date of a Deconsolidation Event.

“Post-IPO Period” means any Taxable Period beginning after the IPO Date.

“Pre-Deconsolidation Period” means any Taxable Period beginning on or before the date of a Deconsolidation Event.

“Prepaid Products Business” means the business of operating a prepaid payments network using proprietary technology to offer a broad range of gift cards, other prepaid products, and payment services.

“Prior Agreement” has the meaning set forth in the recitals hereto.

“Restricted Transaction Termination Date” means the earlier to occur of (i) the receipt by Blackhawk of a Restricted Transaction Termination Notice or (ii) the later of the two year anniversary of (A) the termination of the Albertson’s Agreement or (B) the termination of an Alternative Acquisition Agreement entered into in connection with a termination of the Albertson’s Agreement pursuant to Section 7.1(c)(i)(B) or Section 7.1(d)(i) thereof.

“Restricted Transaction Termination Notice” means a notice to be provided by Safeway to Blackhawk within 10 business days of the closing of an Alternative Acquisition if (i) no Distribution Covenant Termination Event has occurred and (ii) Safeway determines, in its reasonable judgment, the Distribution fails to qualify as tax-free under Section 355(e) of the Code.

“Ruling” means (i) any private letter ruling issued by the IRS in connection with the Distribution in response to a request for such a private letter ruling filed by Safeway (or any Safeway Affiliate) prior to the date of the Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to the Distribution.

“Ruling Documents” means (i) any request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of Safeway, its Subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to Safeway (or any Safeway Affiliate) in connection with the Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Distribution.

“Safeway” has the meaning set forth in the preamble hereto.

“Safeway Affiliate” means any corporation or other entity directly or indirectly “controlled” by Safeway where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Blackhawk or any Blackhawk Affiliate.

“Safeway Business” means all of the businesses and operations conducted by Safeway and Safeway Affiliates, excluding the Blackhawk Business, at any time, whether prior to or after the IPO Date.

“Safeway Distribution Taxes” has the meaning set forth in Section 5.04(a) of this Agreement.

“Safeway Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Safeway is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Blackhawk Group.

“Safeway Foreign Income Tax Return” means any Income Tax Return (other than a Combined Return) required to be supplied to, or filed with, a non-United States Tax Authority by Safeway or a Safeway Affiliate.

“SEC” means the United States Securities and Exchange Commission.

“Section 336(e) Election” has the meaning set forth in Section 5.03(b) of this Agreement.

“Section 338(g) Election” has the meaning set forth in Section 5.03(b) of this Agreement.

“Separate Affiliated Group” means, with respect to any corporation, such corporation’s separate affiliated group as defined by Section 355(b)(3) of the Code and the regulations promulgated thereunder.

“Sole Responsibility Item” means any Tax Item for which the non-Controlling Party has the entire economic liability under this Agreement.

“Straddle IPO Period” means any Taxable Period beginning on or before the IPO Date and ending after the IPO Date.

“Supplemental Ruling” means (i) any ruling (other than the Ruling) issued by the IRS in connection with the Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to the Distribution.

“Supplemental Ruling Documents” means (i) any request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with the Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Distribution.

“Supplemental Tax Opinion” means an opinion issued by Tax Counsel at the time of the termination of the Albertson’s Agreement confirming as of such time the conclusions expressed in the Tax Opinion.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized during the Taxable Period in which it has accrued, and that could reduce a Tax in another Taxable Period, including, but not limited to, a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a Taxpayer for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Counsel” means a nationally recognized law firm selected by Safeway to provide a Tax Opinion.

“Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a Taxpayer for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means an opinion issued by Tax Counsel in connection with the completion of the Distribution addressing certain United States federal income tax consequences of the Distribution under Section 355 of the Code.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxable Period” means any taxable year or portion thereof beginning on or after December 30, 2012 with respect to which a Consolidated Return is properly filed on behalf of the Safeway Group which includes Blackhawk or any Blackhawk Affiliate or, in the case of any Combined Return, any such taxable year or portion thereof with respect to which a Combined Return is filed by Safeway or any Safeway Affiliate which includes Blackhawk or any Blackhawk Affiliate.

“Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, net worth, excise, margin, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a “Tax” shall mean any one of such Taxes.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Taxpayer” means any taxpayer and its Affiliated Group or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction of which a taxpayer is a member.

Section 2. Preparation and Filing of Tax Returns.

2.01. Safeway’s Responsibility. Subject to the other applicable provisions of this Agreement, Safeway shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Consolidated Returns and all Combined Returns for any Taxable Period;

(b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Safeway and/or any Safeway Affiliate for any Taxable Period;

(c) all Income Tax Returns (other than Consolidated Returns, Combined Returns, and Blackhawk Foreign Income Tax Returns) with respect to Blackhawk and/or any Blackhawk Affiliate that were required to be filed (taking into account any extension of time which has been requested or received) on or prior to the IPO Date;

(d) all Non-Income Tax Returns with respect to Safeway, any Safeway Affiliate, or the Safeway Business or any part thereof for any Taxable Period; and

(e) all Safeway Foreign Income Tax Returns for any Taxable Period.

2.02. Blackhawk’s Responsibility. Subject to the other applicable provisions of this Agreement, Blackhawk shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Blackhawk and/or any Blackhawk Affiliate that are required to be filed (taking into account any extension of time which has been requested or received) after the IPO Date;

(b) all Non-Income Tax Returns with respect to Blackhawk, any Blackhawk Affiliate, or the Blackhawk Business or any part thereof for any Taxable Period; and

(c) all Blackhawk Foreign Income Tax Returns (other than Combined Returns) that are required to be filed (taking into account any extension of time which has been requested or received) after the IPO Date.

2.03. Agent. Subject to the other applicable provisions of this Agreement, Blackhawk hereby irrevocably designates, and agrees to cause each Blackhawk Affiliate to so designate, Safeway as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Safeway, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

2.04. Manner of Tax Return Preparation.

(a) Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Tax Opinion, (3) any Supplemental Tax Opinion, (4) any Ruling, and (5) any Supplemental Ruling. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

(b) Safeway shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01 of this Agreement, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by Safeway, any Safeway Affiliate, Blackhawk, and/or any Blackhawk Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside parties to prepare and/or review such Tax Returns; provided, however, that Safeway shall consult with Blackhawk prior to changing any method of accounting if such action would solely impact Blackhawk or Blackhawk Affiliates. In the case of any Consolidated Return or Combined Return with respect to a Straddle IPO Period or a Post-IPO Period that results in a Blackhawk Separate Federal Tax Liability or a Blackhawk Separate Other Tax Liability in excess of one hundred thousand dollars ($100,000), Safeway shall provide to Blackhawk a pro forma draft of the portion of such Tax Return that relates to the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability, as the case may be, and a statement showing in reasonable detail Safeway’s calculation of the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability (including copies of all worksheets and other materials used in preparation thereof), as applicable, at least twenty-one (21) days prior to the due date (taking into account any applicable extensions) for the filing of such Tax Return for Blackhawk’s review and comment. Blackhawk shall provide its comments to Safeway at least ten (10) days prior to the due date (taking into account any applicable extensions) for the filing of such Tax Return. In the case of a dispute regarding the reporting of any Tax Item on such Tax Return or the requesting of a change of method of accounting which would solely impact Blackhawk or Blackhawk Affiliates, which the parties cannot resolve, Safeway and Blackhawk shall jointly retain a nationally recognized accounting firm that is mutually agreed upon by Safeway and Blackhawk (the “Independent Accountant”) to determine whether the proposed reporting of Safeway or Blackhawk is more appropriate. The relevant Tax Item shall be reported in the manner that the Independent Accountant determines is more appropriate, and such determination shall be final and binding on Safeway and Blackhawk. If Blackhawk has not provided its comments on the pro forma draft of the portion of the Tax Return, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (taking into account any applicable extension) for the filing of any Tax Return, Safeway shall file such Tax Return reporting all Tax Items in the manner as originally set forth on the pro forma draft of the portion of the Tax Return provided to Blackhawk; provided, however, that Safeway agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined by the Independent Accountant, and any other Tax Item as agreed upon by Safeway and Blackhawk. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by Safeway and Blackhawk, except that if the Independent Accountant determines that the proposed reporting of the disputed Tax Item(s) submitted to the Independent Accountant for its determination by a party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such party.

(c) Information. Blackhawk shall timely provide, in accordance with Safeway’s internal tax return calendar, which will be provided to Blackhawk on a rolling one-year schedule, all information necessary for Safeway to prepare all Tax Returns and compute all estimated Tax payments (for purposes of Section 7.01 of this Agreement). If Blackhawk does not meet these deadlines, the Section 2.04(b) notice period to Blackhawk shall be waived.

(d) Certain Distribution Taxes. Section 5.03(d) shall govern the manner of Tax Return preparation with respect to all Tax Returns of the Blackhawk Group reporting any Distribution Taxes and any claims for refund with respect thereto.

Section 3. Liability for Taxes.

3.01. Blackhawk’s Liability for Taxes. Blackhawk and each Blackhawk Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Blackhawk, any Blackhawk Affiliate, or the Blackhawk Business with respect to such Taxes:

(a) all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement to the extent that such Taxes are related to (i) the Blackhawk Separate Federal Tax Liability, (ii) the Blackhawk Separate Other Tax Liability, or (ii) the Blackhawk Business, for any Taxable Period;

(b) all Taxes with respect to Tax Returns described in Section 2.01(c) of this Agreement;

(c) all Taxes with respect to Tax Returns described in Section 2.02 of this Agreement; and

(d) all Taxes imposed by any Taxing Authority with respect to the Blackhawk Business, Blackhawk or any Blackhawk Affiliate (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(c) or 2.02 of this Agreement) for any Taxable Period.

3.02. Safeway’s Liability for Taxes. Safeway shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Safeway, any Safeway Affiliate, or the Safeway Business with respect to such Taxes:

(a) except as provided in Section 3.01(a) of this Agreement, all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement;

(b) all Taxes with respect to Tax Returns described in Sections 2.01(b), 2.01(d) or 2.01(e) of this Agreement; and

(c) all Taxes imposed by any Taxing Authority with respect to Safeway, any Safeway Affiliate, or the Safeway Business (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(b) or 2.01(d) of this Agreement) for any Taxable Period.

3.03. Taxes, Refunds and Credits. Notwithstanding Sections 3.01 and 3.02 of this Agreement, (i) Safeway shall be liable for all Taxes incurred by any person with respect to the Safeway Business for all Taxable Periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes, and (ii) Blackhawk and each Blackhawk Affiliate shall be jointly and severally liable for all Taxes incurred by any person with respect to the Blackhawk Business for all Taxable Periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes. Nothing in this Agreement shall be construed to require compensation, by payment, credit, offset or otherwise, by Safeway (or any Safeway Affiliate) to Blackhawk (or any Blackhawk Affiliate) for any loss, deduction, credit or other Tax attribute arising in connection with, or related to,

Blackhawk, any Blackhawk Affiliate, or the Blackhawk Business, that is shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.01 of this Agreement; provided, however, that in the event that the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability with respect to a particular Taxable Period is less than zero, Safeway shall pay to Blackhawk an amount equal to the Tax Benefit that the Safeway Group actually recognizes (determined on a “with and without” basis) as a result of the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability being less than zero for such Taxable Period.

3.04. Payment of Tax Liability. If one party is liable or responsible for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsible for filing, or with respect to Taxes that are paid by another party, then the liable or responsible party shall pay the Taxes (or a reimbursement of such Taxes) to the other party pursuant to Section 7.05 of this Agreement.

3.05. Computation. Safeway shall provide Blackhawk with a written calculation in reasonable detail (including, upon reasonable request, copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability, or estimated Blackhawk Separate Federal Tax Liability or estimated Blackhawk Separate Other Tax Liability (for purposes of Section 7.01 of this Agreement) and any Taxes related to the Blackhawk Business. Blackhawk shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 10.03 of this Agreement; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability, or estimated Blackhawk Separate Federal Tax Liability or estimated Blackhawk Separate Other Tax Liability be paid later than the date provided in Section 7 of this Agreement.

Section 4. Deconsolidation Events.

4.01. Tax Allocations.

(a) Allocation of Tax Items. In the case of a Deconsolidation Event, all Tax computations for (1) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation Event and (2) the immediately following Taxable Period of Blackhawk or any Blackhawk Affiliate, shall be made pursuant to the principles of Treasury Regulation Section 1.1502-76(b) (or of a corresponding provision under the laws of other jurisdictions), as reasonably determined by Safeway, taking into account all reasonable suggestions made by Blackhawk with respect thereto.

(b) Allocation of Tax Assets. In the case of a Deconsolidation Event, Safeway and Blackhawk shall cooperate in determining the allocation of any Tax Assets among Safeway, each Safeway Affiliate, Blackhawk, and each Blackhawk Affiliate. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that is required under Section 3 of this Agreement to bear the liability for the Tax associated with such Tax Asset, or in the case where no party is required hereunder to bear such liability, the party that incurred the cost or burden associated with the creation of such Tax Asset.

4.02. Carrybacks.

(a) Net Operating Losses. In the case of a Deconsolidation Event, notwithstanding any other provision of this Agreement, Blackhawk hereby expressly agrees to elect (under Section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or non-U.S. Tax law, and including Treasury Regulation Section 1.1502-21T(b)(3)) to relinquish any right to carryback net operating losses to any Pre-Deconsolidation Periods of Safeway (in which event no payment shall be due from Safeway to Blackhawk in respect of such net operating losses).

(b) Other. In the case of a Deconsolidation Event, Safeway agrees to pay to Blackhawk the Tax Benefit from the use in any Pre-Deconsolidation Period (the “Carryback Period”) of a carryback of any Tax Asset of the Blackhawk Group from a Post-Deconsolidation Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by Safeway or any Safeway Affiliate). If subsequent to the payment by Safeway to Blackhawk of the Tax Benefit of a carryback of a Tax Asset of the Blackhawk Group, there shall be a Final Determination which results in a decrease (1) to the amount of the Tax Asset so carried back or (2) to the amount of such Tax Benefit, Blackhawk shall repay to Safeway any amount which would not have been payable to Blackhawk pursuant to this Section 4.02(a) had the amount of the benefit been determined in light of these events. Nothing in this Section 4.02(a) shall require Safeway to file an amended Tax Return or claim for refund of Income Taxes; provided, however, that Safeway shall use its reasonable efforts to use any carryback of a Tax Asset of the Blackhawk Group that is carried back under this Section 4.02(a).

4.03. Continuing Covenants.

Each of Safeway (for itself and each Safeway Affiliate) and Blackhawk (for itself and each Blackhawk Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, in each case, except as requested in writing by the other party or expressly provided for in this Agreement, (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party, and (3) to use their reasonable best efforts to enter into any other agreements necessary to carry out the intent of this Section 4. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

Section 5. Distribution Taxes.

5.01. Liability for Distribution Taxes. In contemplation of the Distribution, the parties have set forth how certain Tax matters with respect to the Distribution will be handled.

(a) Safeway’s Liability for Distribution Taxes. Notwithstanding Sections 3.01 through 3.03 of this Agreement, Safeway and each Safeway Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by Safeway (or any Safeway Affiliate) inconsistent with any information, covenant, representation, or material related to Safeway, any Safeway Affiliate, or the Safeway Business in an Officer’s Certificate of Safeway, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by Safeway (or any Safeway Affiliate) to Blackhawk (or any Blackhawk Affiliate) of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Safeway (or any Safeway Affiliate) of liability under this Agreement);

(ii) any action or omission by Safeway (or any Safeway Affiliate) after the date of the Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code ) occurring on or prior to the date of the Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of Safeway (or any Safeway Affiliate), stock buyback or payment of an extraordinary dividend;

(iii) any acquisition of any stock or assets of Safeway (or any Safeway Affiliate) by one or more other persons (other than Blackhawk or a Blackhawk Affiliate) prior to or following the Distribution (including the acquisition of the outstanding stock of Safeway pursuant to the Merger or an Alternative Acquisition);

(iv) any issuance of stock by Safeway (or any Safeway Affiliate), or change in ownership of stock in Safeway (or any Safeway Affiliate); or

(v) a Final Determination pursuant to which it is determined that the Distribution is taxable under Section 311(b) of the Code because it violates the “device” prohibition of Section 355(a)(1)(B) of the Code or fails to satisfy the “business purpose” requirement applicable to a distribution under Section 355 of the Code, in either case, as a direct result of a connection between the Distribution and the Albertson’s Agreement.

(b) Blackhawk’s Liability for Distribution Taxes. Notwithstanding Sections 3.01 through 3.03 of this Agreement, Blackhawk and each Blackhawk Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by Blackhawk (or any Blackhawk Affiliate) after the Distribution at any time, that is inconsistent with any information, covenant, representation or material related to Blackhawk, any Blackhawk Affiliate, or the Blackhawk Business in (A) an Officer’s Certificate of Blackhawk, or (B) to the extent consistent with an Officer’s Certificate of Blackhawk or information provided by Blackhawk or its Affiliates, any Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by Blackhawk (or any Blackhawk Affiliate) to Safeway (or any Safeway Affiliate) of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Blackhawk (or any Blackhawk Affiliate) of liability under this Agreement);

(ii) any action or omission by Blackhawk (or any Blackhawk Affiliate) after the date of the Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code ) occurring on or prior to the date of the Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of Blackhawk (or any Blackhawk Affiliate), stock buyback or payment of an extraordinary dividend;

(iii) any acquisition of any stock or assets of Blackhawk (or any Blackhawk Affiliate) by one or more other persons (other than Safeway or any Safeway Affiliate) prior to or following the Distribution, except if such stock of Blackhawk is acquired from Safeway or the assets of Blackhawk are acquired as a result of the sale or other disposition of such assets at the direction of Safeway prior to the Distribution; or

(iv) any issuance of stock by Blackhawk (or any Blackhawk Affiliate) after the Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in Blackhawk (or any Blackhawk Affiliate) after the Distribution.

(c) Joint Liability for Remaining Distribution Taxes. Notwithstanding Sections 3.01 through 3.03 of this Agreement, Safeway shall be liable for fifty percent (50%) and Blackhawk and each Blackhawk Affiliate shall be jointly and severally liable for fifty percent (50%) of any Distribution Taxes not otherwise allocated by Sections 5.01(a) or (b) of this Agreement.

5.02. Continuing Covenants. Notwithstanding anything to the contrary herein, the continuing covenants reflected in Section 5.02(a), (b), (c), (d), (e) and (f) shall expire upon a Distribution Covenant Termination Event:

(a) Blackhawk Restrictions. Blackhawk agrees that it will not take or fail to take, or permit any Blackhawk Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information, covenant, representation, or material that relates to facts or matters related to Blackhawk (or any Blackhawk Affiliate) or within the control of Blackhawk and is contained in (A) an Officer’s Certificate of Blackhawk, or (B) to the extent consistent with an Officer’s Certificate of Blackhawk or information provided by Blackhawk or its Affiliates, any Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (except where such information, covenant, representation, or material was not previously disclosed to Blackhawk) other than as permitted by Section 5.02(c) of this Agreement. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. For the avoidance of doubt, Blackhawk and each Blackhawk Affiliate will not be in violation of the covenants set forth in this section by reason of taking any act (or refraining to act as) requested by Safeway in writing (in accordance with the notice provisions of this Agreement) in connection with the Merger, an Alternative Acquisition or this Agreement.

(b) Safeway Restrictions. Safeway agrees that it will not take or fail to take, or permit any Safeway Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Safeway (or any Safeway Affiliate) or within the control of Safeway and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.

(c) Certain Blackhawk Actions Following the Distribution.

(i) Blackhawk agrees that, during the period from the Distribution Date until the Restricted Transaction Termination Date, Blackhawk shall not (A) dispose of all or substantially all of the assets of Blackhawk, (B) merge Blackhawk with another entity, without regard to which party is the surviving entity, (C) transfer any assets of Blackhawk in a transaction described in Section 351 (other than a transfer to a corporation which is a member of the Blackhawk Group (which, solely for the purposes of this provision, shall be determined without regard to the application of Section 1504(b)(3)) and which is wholly-owned, directly or indirectly, by Blackhawk) or subparagraph (C) or (D) of Section 368(a)(1) of the Code, (D) issue stock of Blackhawk (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (other than any compensatory related issuances described in Treasury Regulations Section 1.355-7(e)(i)) as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire a number of shares of Blackhawk capital stock that would, when combined with any other changes in ownership of Blackhawk capital stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (x) the value of all outstanding shares of stock of Blackhawk as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (y) the total combined voting power of all outstanding shares of voting stock of Blackhawk as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, (E) facilitate or otherwise participate (other than purely in a ministerial capacity, e.g., making a request of Blackhawk’s transfer agent or filing any reports with the SEC) in any acquisition of stock in Blackhawk that would result in any shareholder owning five percent (5%) or more of any class of the outstanding stock of Blackhawk, provided that nothing in this Section 5.02(c)(i)(E) shall prevent Blackhawk from conducting a customary road show in connection with the Distribution, so long as Blackhawk does not in any capacity participate in arranging any acquisition or sale of stock of Blackhawk, or (F) enter into any transaction that would have the effect of causing Blackhawk to fail to continue conducting the Prepaid Products Business directly or indirectly through its Separate Affiliated Group. The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 5.02(c)(i), from time to time, by mutual agreement, to add certain actions to the list contained herein, or remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement; provided that no amendment shall be required to this Section 5.02(c)(i) if such amendment could adversely affect Safeway’s rights to indemnification under Section 7.6 of the Albertson’s Agreement or under any Alternative Acquisition Agreement.

(ii) From the Distribution Date until the date that is five (5) years after the IPO Date, Blackhawk will not propose or support (other than in a purely ministerial capacity, such as filing a proxy containing a stockholder-initiated proposal) any plan or recapitalization or amendment to Blackhawk’s governance documents or other action providing for (A) the conversion of shares of any class of Blackhawk stock into a different class of Blackhawk stock, (B) any change in the absolute or relative voting rights of any class of Blackhawk stock from the rights existing on the IPO Date, (C) any change in the manner of election or duties and responsibilities of the Blackhawk board of directors from those existing on the IPO Date, or (D) any action having an effect similar to (A), (B), or (C).

(d) Notice of Specified Transactions or Proposals. Not later than twenty (20) days prior to entering into any oral or written contract or agreement, and not later than twenty (20) days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in paragraph (c)(i), Blackhawk shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to Safeway. Not later than twenty (20) days after it first becomes aware of any proposal by a shareholder of Blackhawk regarding any of the matters described in paragraph (c)(ii), Blackhawk shall provide written notice of such proposal of which it becomes aware, as the case may be, to Safeway.

(e) Earnings and Profits. If any Distribution Tax Reporting Notice indicates that the Distribution shall be treated by the parties as a tax-free distribution to Safeway and Safeway’s stockholders, Safeway will advise Blackhawk in writing of any decrease in Safeway earnings and profits attributable to the Distribution under Section 312(h) of the Code on or before the first anniversary of such Distribution Tax Reporting Notice; provided, however, that Safeway shall provide Blackhawk with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by Blackhawk.

(f) Opinion Cooperation. Safeway and Blackhawk agree to cooperate in good faith regarding any tax opinions to be delivered in connection with the Distribution including rendering an Officer’s Certificate reasonably acceptable to Safeway and Blackhawk in connection with the Tax Opinion, the Supplemental Tax Opinion, and any Covenant Continuation Opinion.

5.03. Tax Reporting of Distribution Taxes.

(a) Distribution Tax Reporting Notice. Safeway and Blackhawk agree that, in the event of (i) the closing of the Merger or (ii) the closing of an Alternative Acquisition (A) pursuant to an Alternative Acquisition Agreement entered into in connection with a termination of the Albertson’s Agreement pursuant to Section 7.1(c)(i)(B) or Section 7.1(d)(i) thereof or (B) that results from a tender offer with respect to which there is a termination of the Albertson’s Agreement pursuant to Section 7.1(c)(i)(A) thereof, and unless a written agreement between Safeway and Blackhawk to the contrary is entered into as a result of a Change in Law occurring after the Distribution Date, Safeway and Blackhawk will treat the Distribution as a taxable distribution by Safeway to the Safeway shareholders (and will jointly elect with Blackhawk to cause the Distribution to be taxable to Blackhawk pursuant to the Section 336(e) Election). So long as the Merger Agreement or an Alternative Acquisition Agreement entered into in connection with a termination of the Albertson’s Agreement pursuant to Section 7.1(c)(i)(B) or Section 7.1(d)(i) thereof has not been terminated, the parties agree to pay estimated taxes and to file Income Tax Returns on the basis that the Distribution will be taxable. In the event the Albertson’s Agreement is terminated prior to the closing of the Merger or any Alternative Acquisition referenced above is terminated prior to the closing, the parties intend that the Distribution qualify as a tax-free distribution under Section 355 of the Code to Safeway and its shareholders. In the event the Albertson’s Agreement is terminated or any Alternative Acquisition Agreement is terminated, as soon as reasonably practicable after such termination, Safeway will deliver to Blackhawk a notice setting forth the intended tax characterization of the Distribution, which notice Safeway may update and revise at such time and in such manner as reasonably determined by Safeway (the “Distribution Tax Reporting Notice”). Blackhawk agrees that it will not take (and it will cause the Blackhawk Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the Distribution Tax Reporting Notice. The parties agree to cooperate to amend any Tax Returns as determined by Safeway in its sole good-faith discretion to comply with any subsequent Distribution Tax Reporting Notice delivered by Safeway.

(b) Section 336(e) and Section 338(g) Elections. Notwithstanding anything in this Agreement to the contrary, Safeway and Blackhawk shall make an election under Section 336(e) of the Code and the Regulations and any corresponding or similar elections under state or local tax law with respect to Safeway’s disposition of the common stock of Blackhawk in the Distribution and the IPO, including similar elections for the Blackhawk Affiliates (which may be under Section 336(e) or Section 338(h)(10)), as appropriate (such elections collectively, the “Section 336(e) Election”). Safeway or Blackhawk shall cooperate with respect to the filing of timely related elections under Section 338(g) of the Code (which the parties acknowledge will be due prior to the due date of the Section 336(e) Election) and any corresponding or similar elections under state or local tax law for Blackhawk’s foreign subsidiaries (such elections collectively, the “Section 338(g) Election”); provided that the decision to file any such Section 338(g) elections shall be at the discretion of Safeway, but subject to the reasonable request of Blackhawk if any such election would not cause Safeway to incur any additional expense or Tax. Each of Safeway and Blackhawk shall timely make the Section 336(e) Election in accordance with Treasury Regulations Section 1.336-2(h) (and any corresponding provisions of state or local tax law) when they file their respective consolidated federal income Tax Returns for the taxable year of the Distribution (or at such different time as may be provided in applicable rules, notices or regulations) if the parties are treating the IPO as a Deconsolidation Event, and, otherwise, such election shall be made with the applicable Safeway Tax Return (i.e., a Consolidated Return or Combined Return) (or at such different time as may be provided in applicable rules, notices or regulations). The parties shall cooperate with each other to take all actions necessary and appropriate (including filing Tax Returns, elections, and other documents as may be required and retaining a copy of this Agreement pursuant to Treasury Regulations Section 1.336-2(h)) to effect and preserve timely elections in accordance with Section 336(e) of the Code and applicable Treasury Regulations and any corresponding or similar elections under state or local tax law with respect to Blackhawk and its U.S. subsidiaries. For the avoidance of doubt, this Agreement is intended to constitute a written, binding agreement to make the Section 336(e) Election within the meaning of Treasury Regulations Section 1.336-2(h).

(c) Consolidation Treatment and Deconsolidation Treatment.

(i) In the event that Safeway and Blackhawk are treating the Distribution as a taxable distribution to Safeway and Blackhawk pursuant to Section 5.03(a), it is the parties’ intention that, as a result of the Section 336(e) Election and notwithstanding the IPO, Blackhawk should continue to be treated as a member of an Affiliated Group of which Safeway is the parent until the Distribution Date for U.S. federal income tax purposes, and the parties intend to file all Tax Returns in a manner consistent with such treatment (“Consolidation Treatment”). The parties acknowledge that, as a result of the Section 336(e) Election and a current lack of IRS guidance on point, this position is currently not free from doubt. If Safeway in its sole good-faith discretion determines to seek a request for a private letter ruling or other guidance from the IRS that the IPO should not be treated as a Deconsolidation Event, Blackhawk shall cooperate fully (and cause its respective affiliates to cooperate fully) as reasonably requested by Safeway with such request. In furtherance of the foregoing, Blackhawk shall not seek formal or informal guidance from the IRS on any issue related to the Section 336(e) Election unless directed by Safeway. If Safeway ultimately determines in its sole good-faith discretion that such consolidation treatment is appropriate, Safeway and Blackhawk will file all Tax Returns consistent with such determination, including filing any amended Tax Returns consistent with such treatment. If Safeway ultimately determines in its sole good-faith discretion that Consolidation Treatment is not an appropriate filing position, Safeway and Blackhawk shall file any Tax Returns on the basis that Blackhawk should not continue to be treated as a member of an Affiliated Group of which Safeway is the parent after the IPO Date for U.S. federal income tax purposes (“Deconsolidation Treatment”).

(ii) If the parties have filed any Tax Returns on the basis of Consolidation Treatment and pursuant to Section 5.03(a) Safeway delivers a Distribution Tax Reporting Notice to Blackhawk indicating that the Distribution shall be treated as a tax-free distribution to Safeway and Blackhawk under Section 355(a) of the Code, the parties shall cooperate in good faith in order to file any amended Tax Returns as directed by Safeway to reflect such Deconsolidation Treatment and the parties shall cooperate in good faith to immediately seek a credit or refund of any Taxes attributable to Blackhawk that were paid in respect of such Safeway Tax Return (“Blackhawk Taxes”) which, promptly upon receipt of such credit or refund, shall be credited against Taxes, or funded to Blackhawk to make payment, in respect of the applicable Blackhawk Tax Returns.

(iii) If Safeway has determined that Consolidation Treatment is appropriate, the parties agree to follow Consolidation Treatment and to make payments of Blackhawk Taxes (other than Distribution Taxes) in a form and manner as directed by Safeway in its sole good-faith discretion; provided that Safeway and Blackhawk agree to share equally in the net cost of any interest or penalties attributable to such Blackhawk Taxes (other than Distribution Taxes) (for the sake of clarification, the net cost in this instance shall be computed by netting interest or penalties paid by and interest received by either party in connection with any refund for the overpayment of such Taxes).

(iv) If Safeway has determined that Deconsolidation Treatment is appropriate, the parties agree to follow Deconsolidation Treatment and to make payments of Blackhawk Taxes (other than Distribution Taxes) in a form and manner as directed by Safeway in its sole good-faith discretion; provided that Safeway and Blackhawk agree to share equally in the net cost of any interest or penalties attributable to such Blackhawk Taxes (other than Distribution Taxes) (for the sake of clarification, the net cost in this instance shall be computed by netting interest or penalties paid by and interest received by either party in connection with any refund for the overpayment of such Taxes).

(d) Tax Returns. Safeway shall prepare any Consolidated Return or Combined Return (including any such Tax Returns with respect to a Post-IPO Period that includes Blackhawk as a result of the Section 336(e) Election under the Consolidation Treatment), which Tax Returns shall be governed by Section 2.01; provided that the portion of such Tax Returns related to the Section 336(e) Election shall be exclusively governed by this Section 5.03. The liability for Taxes on such Consolidated Return or Combined Return shall be governed by Section 3.01 (modified as appropriate to address the liability for Distribution Taxes under Section 5.01). The parties acknowledge that Blackhawk shall indemnify Safeway for any reasonable related expenses of attorneys or other tax professionals incurred as a result of Blackhawk continuing as a member of a consolidated, combined or unitary group of which Safeway is the Parent to the extent that such expenses are additional incremental costs that would not otherwise have been incurred and to the extent such expenses are not attributable to the Section 336(e) Election determinations governed by this Section 5.03. Blackhawk shall prepare any Tax Returns of the Blackhawk Group that include any Distribution Taxes and any claims for refund with respect thereto in accordance with the provisions of this Section 5.03 and shall (i) provide to Safeway a copy of such Tax Returns at least thirty (30) days prior to filing for Safeway’s review and comment and (ii) reflect on such Tax Returns any comments made by Safeway that are consistent with the provisions in this Section 5.03. For the avoidance of doubt, any positions relating to the Section 336(e) Election shall be determined by Safeway in its sole good-faith discretion regardless of whether such positions relate to a consolidated or separate Tax Return.

(e) Section 336(e) Election Determinations. The following provisions shall control the preparation and determination of all amounts discussed herein with respect to the Section 336(e) Election.

(i) Unless otherwise directed by Safeway, for purposes of computing the “aggregate deemed asset disposition price” (the “ADADP”) or “aggregate deemed sales price” (the “ADSP”), as applicable, with respect to the assets of Blackhawk and each applicable Blackhawk Affiliate in accordance with Sections 336(e) and 338(g) of the Code and any corresponding or similar elections under state or local tax law (the “Deemed Sale Elections”), the fair market value of the Blackhawk shares distributed to the Safeway shareholders in the Distribution shall be an amount equal to the volume weighted average price of the Class B Common Shares on the first day (or full day at Safeway’s discretion) of trading following the Distribution.

(ii) Within ninety (90) days after the Distribution, Safeway shall determine in its sole discretion and shall prepare and deliver to Blackhawk a calculation with supporting detail of (i) the amount of ADADP or ADSP, as applicable, with respect to Blackhawk and each applicable Blackhawk Affiliate for which any Deemed Sale Elections will be made, (ii) the amount of any liabilities reflected in the ADADP or ADSP that shall be treated as giving rise to a deduction upon the deemed assumption of such liabilities, and (iii) any other determinations made by Safeway related to the computation of the ADADP or ADSP as reasonably requested by Blackhawk.

(iii) Within one hundred twenty (120) days after the Distribution, Blackhawk shall prepare and deliver to Safeway an asset allocation statement under Sections 336(e) and 338 of the Code (or successor form and any similar state, local or foreign forms) for Blackhawk and each applicable Blackhawk Affiliate allocating the ADADP or the ADSP, as applicable, with respect to the assets of Blackhawk and each applicable Blackhawk Affiliate in accordance with Sections 336(e) and 338(g) of the Code and the Regulations and any corresponding or similar provisions under state or local tax law (the “IRS Forms 8883”). Safeway shall provide its comments to Blackhawk no later than (30) days after receipt of such IRS Forms 8883. In the case of a dispute regarding the allocation of ADADP or ADSP which the parties cannot resolve, such dispute shall be resolved promptly by the Independent Accountant; provided, for the avoidance of doubt, that Blackhawk may only comment on the allocation of the ADADP or the ADSP among the assets of Blackhawk and shall have no input on other related determinations such as the total amount of the ADADP or ADSP that will be allocated among the assets. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by Safeway and Blackhawk, except that if the Independent Accountant determines that the dispute with respect to the IRS Forms 8883 submitted to the Independent Accountant for its determination by a party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such party.

(iv) Within one hundred fifty (150) days after the Distribution, Safeway will provide a computation of gain or loss with respect to Blackhawk and each applicable Blackhawk Affiliate resulting from the Deemed Sale Elections, based on the determinations made above, and Safeway and Blackhawk will file their Tax Returns consistent with such computation. Blackhawk shall provide Safeway with any information necessary to make such computation.

5.04. Payment of Distribution Taxes.

(a) Changes in Distribution Tax Treatment. Notwithstanding Sections 3.01 through 3.03 of this Agreement, if pursuant to the procedures set forth in Section 5.03(a), the Distribution is being reported as a taxable distribution to Safeway and Blackhawk and such Taxes are reported on a Safeway Tax Return (i.e., Consolidation Treatment), then Safeway shall pay any Distribution Taxes for which Safeway is liable under Section 5.01(a) or Section 5.01(c) (the “Safeway Distribution Taxes”). If, however, the

Distribution is reported as a taxable distribution to Safeway and Blackhawk and such Distribution Taxes are not reported on a Safeway Tax Return, but rather are reported on a Tax Return of the Blackhawk Group and are required to be paid by Blackhawk (i.e., Deconsolidation Treatment), Safeway will determine in its sole good-faith discretion the appropriate procedure for remitting such Taxes including whether Safeway is permitted to remit such Taxes directly to the applicable Taxing Authority on behalf of Blackhawk. If it is determined that Blackhawk is required to pay such Taxes directly to the Taxing Authority, Safeway shall fund an amount equal to the Safeway Distribution Taxes to Blackhawk to be remitted by Blackhawk to the applicable Taxing Authority. Such funding shall occur on the later of (i) two (2) business days prior to the due date for such Distribution Taxes or due date for estimated payment for Distribution Taxes or (ii) the date on which such Safeway Distribution Taxes are refunded or credited to Safeway if previously paid by Safeway to the applicable Taxing Authority. If any subsequent Distribution Tax Reporting Notice indicates that the Distribution shall be treated by the parties as a tax-free distribution to Safeway and such Distribution Taxes were reported and paid by Blackhawk to the applicable Taxing Authority in connection with a Tax Return of the Blackhawk Group, Blackhawk shall promptly initiate and diligently pursue a claim for a refund of any such Distribution Taxes paid and shall pay to Safeway, within two (2) business days after receipt of any such refund, an amount equal to Safeway any refunded Distribution Taxes previously funded by Safeway to Blackhawk. Safeway will determine in its sole good-faith discretion the most efficient method to fund the Safeway Distribution Taxes to Blackhawk if so required and for the return of any Tax refund attributable thereto, and Safeway and Blackhawk agree not to treat any such payments as giving rise to a deduction for U.S. federal income tax purposes. In the event that any repayment of Safeway Distribution Taxes is characterized as a taxable payment to Safeway, Blackhawk shall make an additional payment to Safeway equal to fifty percent (50%) of such incremental Taxes determined on a “with and without” basis.

(b) No Duplicative Payments; Intent. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. Notwithstanding Sections 3.01 through 3.03 of this Agreement, the party responsible for Distribution Taxes under Section 5.01 will fund the payment when due and will be reimbursed for any such payment in the event such Distribution Taxes are determined not to be owed when such Distribution Taxes are refunded. The provisions of this Agreement, including, but not limited to, Section 5.04(a), shall be construed in the appropriate manner so that such intentions are realized.

Section 6. Indemnification.

6.01. In General. Safeway and each member of the Safeway Group shall jointly and severally indemnify Blackhawk, each Blackhawk Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Safeway or any Safeway Affiliate is liable under this Agreement and any losses, costs, damages or expenses, including reasonable attorneys’ fees and out-of-pocket costs, that are attributable to, or result from, the failure of Safeway, any Safeway Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. Blackhawk and each member of the Blackhawk Group shall jointly and severally indemnify Safeway, each Safeway Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Blackhawk or any Blackhawk Affiliate is liable under this Agreement and any losses, costs, damages or expenses, including reasonable attorneys’ fees and out-of-pocket costs, that are attributable to, or result from, the failure of Blackhawk, any Blackhawk Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. For the avoidance of doubt, nothing in this Section 6.01 shall imply that the indemnification above must be increased for taxes owing with respect to such payments and payments hereunder shall not be required to be so increased unless explicitly provided in this Agreement.

6.02. Inaccurate or Incomplete Information. Safeway and each member of the Safeway Group shall jointly and severally indemnify Blackhawk, each Blackhawk Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other documented expense of any kind attributable to the failure of Safeway or any Safeway Affiliate in supplying Blackhawk or any Blackhawk Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. Blackhawk and each member of the Blackhawk Group shall jointly and severally indemnify Safeway, each Safeway Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other documented expense of any kind attributable to the failure of Blackhawk or any Blackhawk Affiliate in supplying Safeway or any Safeway Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

6.03. No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of Safeway, any Safeway Affiliate, Blackhawk or any Blackhawk Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

6.04. Contingent Tax Benefit Payments. In the event that Safeway bears the liability for any Distribution Taxes under Section 5.01(a) or Section 5.01(c) and (i) the Albertson’s Agreement has been terminated prior to the closing of the Merger and (ii) any Alternative Acquisition Agreement entered into in connection with a termination of the Albertson’s Agreement pursuant to Section 7.1(c)(i)(B) or Section 7.1(d)(i) thereof has terminated prior to the closing of the transactions contemplated by such agreement, the provisions of Exhibit A (Tax Benefit Payments) shall immediately become effective (the “Exhibit A Effective Date”), and pursuant thereto, Blackhawk agrees to make periodic payments to Safeway as provided in Exhibit A; provided, however, if Safeway’s liability for Distribution Taxes was limited to fifty percent (50%) of such Distribution Taxes under Section 5.01(c), any payment otherwise due from Blackhawk to Safeway under Exhibit A shall be reduced by fifty percent (50%). For the avoidance of doubt, Exhibit A will have no application upon (i) the closing of the Merger and (ii) the closing of an Alternative Acquisition (A) pursuant to an Alternative Acquisition Agreement entered into in connection with a termination of the Albertson’s Agreement pursuant to Section 7.1(c)(i)(B) or Section 7.1(d)(i) thereof or (B) that results from a tender offer with respect to which there is a termination of the Albertson’s Agreement pursuant to Section 7.1(c)(i)(A) thereof.

Section 7. Payments.

7.01. Estimated Tax Payments. Not later than twenty-five (25) business days after each Estimated Tax Installment Date with respect to a Taxable Period for which a Consolidated Return or a Combined Return will be filed, Safeway shall provide Blackhawk with (i) a written notice setting forth the amount payable by Blackhawk in respect of any estimated Blackhawk Separate Federal Tax Liability or estimated Blackhawk Separate Other Tax Liability, as applicable, that Blackhawk otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date and (ii) a computation of such amount (pursuant to Section 3.05 of this Agreement). Blackhawk shall pay to Safeway on behalf of the Blackhawk Group an amount equal to the amount of any such estimated Blackhawk Separate Federal Tax Liability or estimated Blackhawk Separate Other Tax Liability, as applicable, in accordance with Section 7.05 of this Agreement.

7.02. True-Up Payments. Not later than twenty (20) business days after receipt of any Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability computation pursuant to Section 3.05 of this Agreement, Blackhawk shall pay to Safeway, or Safeway shall pay to Blackhawk, as appropriate, an amount equal to the difference, if any, between the Blackhawk Separate Federal Tax Liability or the Blackhawk Separate Other Tax Liability, as applicable, and the aggregate amount paid by Blackhawk with respect to such period under Section 7.01 of this Agreement.

7.03. Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability, Safeway shall prepare a revised pro forma Tax Return in accordance with Section 2.04(b) of this Agreement for the relevant Taxable Period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. Blackhawk shall pay to Safeway, or Safeway shall pay to Blackhawk, as appropriate, an amount equal to the difference, if any, between the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability, as applicable, reflected on such revised pro forma Tax Return and the Blackhawk Separate Federal Tax Liability or the Blackhawk Separate Other Tax Liability, as applicable, for such period as originally computed pursuant to this Agreement.

7.04. Payments of Refunds, Credits and Reimbursements. If one party receives a refund or credit of any Tax to which the other party is entitled pursuant to Section 3.03 of this Agreement, the party receiving such refund or credit shall pay to the other party the amount of such refund or credit pursuant to Section 7.05 of this Agreement. If one party pays a Tax with respect to which the other party is liable of responsible pursuant to Sections 3.01 through 3.03 of this Agreement, then the liable or responsible party shall pay to the other party the amount of such Tax pursuant to Section 7.05 of this Agreement.

7.05. Payments Under This Agreement. In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 7.05.

(a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within thirty (30) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Treatment of Payments. Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party pursuant to this Agreement (other than (i) payments for the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability for any Post-Deconsolidation Period, (ii) payments of interest pursuant to Section 7.05(e) of this Agreement, (iii) payments under Exhibit A and (iv) payments of After Tax Amounts pursuant to Section 7.05(d) of this Agreement) shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the IPO or the Distribution, as applicable and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c) Prompt Performance. All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.05(e) of this Agreement, payments to fund or refund Safeway Distribution Taxes to or from Blackhawk pursuant to Section 5.04(a), and payments under Exhibit A, whether or not pursuant to a Final Determination) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.05(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment. Blackhawk’s liability for any and all payments of the Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability for any Post-Deconsolidation Period shall be increased by the After Tax Amount with respect to such payment and decreased by the corresponding Tax Benefit, if any, attributable to such Blackhawk Separate Federal Tax Liability or Blackhawk Separate Other Tax Liability.

(e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

Section 8. Tax Proceedings.

8.01. In General. Except as otherwise provided in this Agreement, (i) with respect to Tax Returns described in Sections 2.01(a), 2.01(b), 2.01(d) or 2.01(e) of this Agreement, Safeway and (ii) with respect to Tax Returns described in Sections 2.01(c) or 2.02 of this Agreement, Blackhawk (in either case, the “Controlling Party”), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Safeway, any Safeway Affiliate, Blackhawk, and/or any Blackhawk Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Controlling Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Controlling Party.

8.02. Participation of Non-Controlling Party. Except as otherwise provided in Section 8.04 of this Agreement, the non-Controlling Party shall have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party and the non-Controlling Party shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Controlling Party by at least two hundred fifty thousand dollars ($250,000) without obtaining such non-Controlling Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed if failure to consent would adversely affect the Controlling Party.

8.03. Notice. Within ten (10) business days after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 10.15 of this Agreement to the contrary, if a party to this Agreement fails to provide the other party notice as required by this Section 8.03, and the failure results in a detriment to the other party then any amount which the other party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

8.04. Control of Distribution Tax Proceedings. Safeway shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Safeway, any Safeway Affiliate, Blackhawk, and/or any Blackhawk Affiliate in any Audits relating to Distribution

Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that Safeway shall not settle any such audit with respect to Distribution Taxes with a Taxing Authority that would reasonably be expected to result in a material Tax cost to Blackhawk or any Blackhawk Affiliate, without the prior consent of Blackhawk, which consent shall not be unreasonably withheld, conditioned or delayed. Safeway’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided, however, that to the extent that Blackhawk is obligated to bear at least fifty percent (50%) of the liability for any Distribution Taxes under Section 5.01 of this Agreement, Safeway and Blackhawk shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment. Blackhawk may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement that might arise in such Audit and can demonstrate to the reasonable satisfaction of Safeway that it can satisfy its liability for any such Distribution Taxes. If Blackhawk is unable to demonstrate to the reasonable satisfaction of Safeway that it will be able to satisfy its liability for such Distribution Taxes, but acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement, Blackhawk and Safeway shall have joint control over the Audit. Notwithstanding this Section 8.04, Safeway shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Safeway, and any Safeway Affiliate, Blackhawk, and any Blackhawk Affiliates in any Audits to the extent relating to the Section 336(e) Election and to resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit to the extent relating to the Section 336(e) Election, provided Blackhawk may participate in any such Audit; and provided, further, that to the extent that any such Audits relate to the allocation in the asset allocation statement described in Section 5.03(e)(iii) hereof (and for the avoidance of doubt, not to the computation of the ADADP or ADSP by Safeway), Safeway shall not compromise or settle an issue without the prior written consent of Blackhawk, which shall not be unreasonably withheld, conditioned or delayed.

Section 9. Stock Options and Restricted Stock.

9.01. Notices, Withholding, Reporting.

(a) Safeway Notice Obligation. Safeway shall promptly notify Blackhawk of any post-IPO Date event giving rise to income to any Blackhawk Group employees or former employees in connection with exercises of Options to purchase shares of Safeway stock or the lapse of any restrictions with respect to shares of Safeway stock subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code). If required by the Tax law, Blackhawk shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.

(b) Blackhawk Notice Obligation. Blackhawk shall promptly notify Safeway of any post-IPO Date event giving rise to income to any Safeway Group employees or former employees in connection with exercises of Options to purchase shares of Blackhawk stock or the lapse of any restrictions with respect to shares of Blackhawk stock subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code). If required by the Tax law, Safeway shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.

Section 10. Miscellaneous Provisions.

10.01. Effectiveness. This Agreement shall become effective upon the closing of the Distribution.

10.02. Cooperation and Exchange of Information.

(a) Cooperation. Blackhawk and Safeway shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the Safeway Group or the Blackhawk Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii) the use of the party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters, including any testimony necessary in order to defend a position in connection with a Tax audit or any related litigation.

(b) Retention of Records. Any party that is in possession of documentation of Safeway (or any Safeway Affiliate) or Blackhawk (or any Blackhawk Affiliate) relating to the Blackhawk Business, including books, records, Tax Returns and all supporting schedules and information relating thereto (the “Blackhawk Business Records”) shall retain such Blackhawk Business Records for a period of seven (7) years following the IPO Date. Thereafter, any party wishing to dispose of Blackhawk Business Records in its possession (after the expiration of the applicable statute of limitations), shall provide written notice to the other party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

10.03. Dispute Resolution. In the event that Safeway and Blackhawk disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, Safeway and Blackhawk shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, Safeway and Blackhawk shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by Safeway and Blackhawk, except that if the Independent Firm determines that the position advanced by either party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Firm shall be borne by such party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 10.03 shall not be applicable to any disagreement between the parties relating to Distribution Taxes (including pursuant to the Section 336(e) Election) and any such dispute shall be settled in a court of law or as otherwise agreed to by the parties.

10.04. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) (i) a transmitter’s confirmation of a receipt of a facsimile transmission or by email and (ii) followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day, (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of ten (10) business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Safeway or any Safeway Affiliate, to:

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Fax: 925-467-3270

Attention: Chief Financial Officer

With a copy to:

Safeway Inc. – Legal

5918 Stoneridge Mall Road

Pleasanton, CA 94588

Fax: 925-467-3231

Attention: General Counsel

If to Blackhawk or any Blackhawk Affiliate, to:

Blackhawk Network Holdings, Inc.

6220 Stoneridge Mall Road

Pleasanton, CA 94588

Fax: 925-226-9743

Attention: Chief Financial Officer

With a copy to:

Blackhawk Network Holdings, Inc.

6220 Stoneridge Mall Road

Pleasanton, CA 94588

Fax: 925-226-9728

Attention: General Counsel

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other documents is to be delivered.

10.05. Changes in Law.

(a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

10.06. Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 10.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

10.07. Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

10.08. Affiliates. Safeway shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Safeway Affiliate, and Blackhawk shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Blackhawk Affiliate; provided, however, that,

(i) if it is contemplated that a Safeway Affiliate may cease to be a Safeway Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Safeway Group to the shareholders of Safeway, then (a) Blackhawk shall execute a release of such Safeway Affiliate from its obligations under this Agreement effective as of such transfer provided that Safeway shall have confirmed in writing its obligations and the obligations of its remaining Safeway Affiliates with respect to their own obligations and the obligations of the departing Safeway Affiliate and that such departing Safeway Affiliate shall have executed a release of any rights it may have against Blackhawk or any Blackhawk Affiliate by reason of this Agreement, or (b) Safeway shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear one hundred percent (100%) of the liability for the obligations of Safeway and each Safeway Affiliate (including the departing Safeway Affiliate) under this Agreement.

(ii) if it is contemplated that a Blackhawk Affiliate may cease to be a Blackhawk Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Blackhawk Group to the shareholders of Blackhawk, then (a) Safeway shall execute a release of such Blackhawk Affiliate from its obligations under this Agreement effective as of such transfer provided that Blackhawk shall have confirmed in writing its obligations and the obligations of its remaining Blackhawk Affiliates with respect to their own obligations and the obligations of the departing Blackhawk Affiliate and that such departing Blackhawk Affiliate shall have executed a release of any rights it may have against Safeway or any Safeway Affiliate by reason of this Agreement, or (b) Blackhawk shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear one hundred percent (100%) of the liability for the obligations of Blackhawk and each Blackhawk Affiliate (including the departing Blackhawk Affiliate) under this Agreement

(iii) If at any time Blackhawk or Safeway shall, directly or indirectly, obtain beneficial ownership of more than fifty percent (50%) of the total combined voting power of any other entity, such entity shall thereafter be a Blackhawk Affiliate or Safeway Affiliate under this Agreement and shall be bound by the rights and obligations of a Blackhawk Affiliate or Safeway Affiliate under this Agreement.

10.09. Authorization, Etc.. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

10.10. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes, with respect to the subject matter hereof, any prior tax sharing agreements between Safeway (or any Safeway Affiliate) and Blackhawk (or any Blackhawk Affiliate) (including, but not limited to, the Prior Agreement). If, and to the extent, the provisions of this Agreement conflict with any agreement entered into in connection with the Distribution or another Deconsolidation Event, the provisions of this Agreement shall control.

10.11. Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.04. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

10.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10.13. Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

10.14. No Third Party Beneficiaries. This Agreement is solely for the benefit of Safeway, the Safeway Affiliates, Blackhawk and the Blackhawk Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

10.15. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties.

10.16. Waivers, Etc. No failure or delay on the part of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

10.17. Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

10.18. Other Remedies. Blackhawk and Safeway recognize that any failure by either of them or any Blackhawk or Safeway Affiliate to comply with the obligations under Section 5 of this Agreement could result in Distribution Taxes that would cause irreparable harm to Blackhawk, Blackhawk Affiliates and their stockholders in certain cases and to Safeway, Safeway Affiliates, and their stockholders in other cases. Accordingly, Blackhawk and Safeway shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Blackhawk or Safeway is entitled at law or in equity.

10.19. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

10.20. Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

10.21. Interpretations. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties have executed this Agreement on the dates accompanying their respective signatures, but effective as of the closing of the Distribution.

SAFEWAY INC.
on behalf of itself and each of the Safeway Affiliates

By:	/s/ Robert A. Gordon
Name:	Robert A. Gordon
Title:	Senior Vice President
Dated:	April 11, 2014

BLACKHAWK NETWORK HOLDINGS, INC.
on behalf of itself and each of the Blackhawk Affiliates

By:	/s/ Jerry Ulrich
Name:	Jerry Ulrich
Title:	Chief Financial Officer and Chief Administrative Officer
Dated:	April 11, 2014

EXHIBIT A

TAX BENEFIT PAYMENTS

The provisions of this Exhibit A shall apply from the Exhibit A Effective Date (as defined below), and (for clarity) shall only apply if required pursuant to Section 6.04(c).

The parties acknowledge that, unless the Distribution qualifies under Section 355 of the Code as a tax-free distribution to Safeway and Blackhawk, the elections made pursuant to Section 5.04 of the Agreement shall result in an adjustment to the tax basis of the assets owned by Blackhawk and applicable Blackhawk Affiliates for U.S. federal income and applicable state and local income and franchise tax purposes. The income, gain, loss, expense and other Tax items of Blackhawk may be affected by the Basis Adjustment and Imputed Interest, as defined below. Accordingly, the parties desire to provide for certain contingent payments with respect to any tax benefits to be derived by Blackhawk as the result of the Basis Adjustment, Imputed Interest and the receipt of payments under this Exhibit (i.e., the receipt of payments under this Exhibit shall be treated by the parties as additional payments of purchase price (and Imputed Interest) pursuant to the deemed asset sale with respect to the Section 336(e) Election).

ARTICLE I

DEFINITIONS

As used in this Exhibit, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Any capitalized terms used but not defined in this Exhibit shall have the meanings given to them elsewhere in the Agreement.

“Advisory Firm” means an accounting or law firm that is nationally recognized as being expert in Covered Tax matters and not an Affiliate of Blackhawk, selected by Blackhawk.

“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by Blackhawk to Safeway and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Exhibit and, to the extent not expressly provided in this Exhibit, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to Safeway.

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract or otherwise.

“Amended Tax Benefit Schedule” is defined in Section 2.3(b) of this Exhibit.

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“Applicable Rate” means the lesser of (i) 7.0% and (ii) LIBOR plus 100 basis points.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended from time to time.

“Basis Adjustment” means the increase or decrease to the tax basis of a Blackhawk Asset under the Code and Treasury Regulations and the comparable sections of U.S. state and local income and franchise tax law as a result of the Election.

“Basis Schedule” is defined in Section 2.2(a) of this Exhibit.

“Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The term “Beneficially Own” shall have a correlative meaning.

“Blackhawk Asset” means each asset of the Corporation the tax basis of which is adjusted for U.S. federal income and applicable state and local income and franchise tax purposes as a result of the Election (and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset) (collectively, the “Blackhawk Assets”).

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.

“Change of Control” means the occurrence of any of the following events (whether or not approved by the board of directors of Blackhawk):

(a) any Person or Group is or becomes the Beneficial Owner, directly or indirectly, of Blackhawk’s voting stock representing 50% or more of the total voting power of all outstanding voting stock of Blackhawk;

(b) Blackhawk consolidates with, or merges with or into, another entity or Person, or Blackhawk sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person or entity, other than any such transaction where, immediately after such transaction, the shareholders of Blackhawk immediately prior to such transaction Beneficially Own or owns (as so determined), directly or indirectly, voting stock representing a majority of the total voting power of the outstanding voting stock of the surviving entity or transferee Person; or

(c) the adoption of a plan of liquidation or dissolution of Blackhawk.

“Corporation” means Blackhawk and any of Blackhawk’s direct and indirect subsidiaries for which an election under Section 336(e) or Section 338 is made.

“Covered Tax” means any tax imposed under Subtitle A of the Code or any other provision of U.S. federal income tax law (including, without limitation, the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code) and U.S. state and local income and franchise taxes.

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“Covered Taxable Year” means any Taxable Year of the Corporation; provided that it shall not include any Taxable Year ending before the Distribution Date or any Taxable Year beginning after an Early Termination Date or the Termination Date.

“Covered Taxes” means every Covered Tax.

“Disposition Date” means the date on which the Distribution is effected.

“Distribution” is defined in the recitals.

“Early Termination Date” is the last day of the Taxable Year in which an Early Termination Notice is given.

“Early Termination Notice” is defined in Section 4.3 of this Exhibit.

“Early Termination Payment” means, as of the date of an Early Termination Notice, a payment equal to the present value, discounted at the Termination Rate, of all Tax Benefit Payments that would be required to be paid by Blackhawk beginning from the Early Termination Date assuming the Valuation Assumptions are applied.

“Election” means the election under Section 336(e) of the Code and Treasury Regulation Section 1.336-2(h) (and related elections for certain direct and indirect subsidiaries of Blackhawk under Sections 336(e) and 338 of the Code), together with any similar elections under U.S. state and local Income Tax law, with respect to the IPO and Distribution made pursuant to Section 5.04 of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit A Effective Date” means the date set forth in Section 6.04 of the Agreement.

“Governmental Entity” means any U.S. federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other domestic governmental authority or instrumentality.

“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Exchange Act.

“Hypothetical Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have at such time if no Basis Adjustment had been made as a result of the Election and payments under this Exhibit.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of the Corporation that hypothetically would arise using the same methods, elections, conventions and similar practices used on the actual Tax Returns of the Corporation, but using the Hypothetical Tax Basis instead of the actual tax basis of each relevant asset and excluding any deduction attributable to the Imputed Interest.

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“Imputed Interest” means the portion of a payment treated as interest under Section 1272, 1274 or 483 or other provision of the Code and the similar section of the applicable U.S. state or local income or franchise tax law with respect to the Corporation’s payment obligations under this Exhibit.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported on the date two days prior to the first day of such month on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits due on the last day of such month (or portion thereof).

“Material Breach” means a breach by the Corporation of any of its material obligations under this Exhibit (including as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Exhibit in a case commenced under the Bankruptcy Code). For these purposes, the parties agree that the failure to make any payment due pursuant to this Exhibit within three months of the date such payment is due shall be deemed a Material Breach, and that it will not be considered a Material Breach to make a payment due pursuant to this Exhibit within three months of the date such payment is due.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Covered Taxes of the Corporation for such Covered Taxable Year. If all or a portion of the actual tax liability for Covered Taxes of Blackhawk for the Covered Taxable Year arises as a result of an adjustment pursuant to an audit by a Taxing Authority of any Covered Taxable Year, such adjustment to the liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Final Determination.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the actual tax liability for Covered Taxes of Blackhawk over the Hypothetical Tax Liability for such Covered Taxable Year. If all or a portion of the actual tax liability for Covered Taxes of Blackhawk for the Covered Taxable Year arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such adjustment to the liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Final Determination.

“Reconciliation Dispute” is defined in Section 5.3.

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“Reconciliation Procedures” means those procedures set forth in Section 5.3.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Exhibit.

“Tax Benefit Schedule” is defined in Section 2.3(a) of this Exhibit.

“Tax Return” means any return or filing required to be made with respect to Covered Taxes, including amended returns, for any Taxable Year with any Taxing Authority.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxing Authority” means the IRS and any state or local Governmental Entity responsible for the administration of any Covered Tax.

“Termination Date” means the earliest to occur of (i) the date on which all payment obligations provided for under this Exhibit A have been fully satisfied or (ii) the date of any Final Determination confirming that the Distribution qualifies under Section 355 of the Code as a tax-free distribution to Safeway and Blackhawk.

“Termination Rate” means the lesser of (i) 7.0% and (ii) LIBOR plus 200 basis points.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant time.

“Valuation Assumptions” means as of the date of an Early Termination Notice, the assumptions that:

(a) The Corporation will have income that exceeds the amount of any increase in deductions that may be derived from the Basis Adjustment and Imputed Interest throughout the relevant period for purposes of all Covered Taxes.

(b) There will be no change in the applicable tax rates for any Covered Tax throughout the relevant period, except to the extent such changes have already been enacted into law.

(c) All taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period.

(d) Any loss carryovers or carrybacks generated by the Basis Adjustment or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments made under this Agreement) and available as of the date of the Early Termination Notice will be utilized by the Corporation on a pro rata basis from the Early Termination Date through the scheduled expiration date of such loss carryovers or carrybacks.

(e) Any non-amortizable assets are deemed to be disposed of on the fifteenth anniversary of the Distribution.

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ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT OR REALIZED TAX DETRIMENT

Section 2.1 Basis Adjustment due to the Election. Blackhawk, on the one hand, and Safeway, on the other hand, acknowledge that, unless the Distribution qualifies as tax-free under Section 355 of the Code, the Corporation’s basis in the Blackhawk Assets shall be adjusted as a result of the Election.

Section 2.2 Basis Schedule.

(a) Generally. Within 30 calendar days after the Exhibit A Effective Date, Blackhawk shall deliver to Safeway a schedule (the “Basis Schedule”) that shows, in reasonable detail, for U.S. federal income tax purposes, (i) the actual tax basis as of the Distribution Date of each Blackhawk Asset, (ii) the Basis Adjustment with respect to each Blackhawk Asset, (iii) the period or periods, if any, over which such Blackhawk Assets are amortizable or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable or depreciable (which, for non-amortizable assets, shall be based on the Valuation Assumptions). For the sake of clarity, the Basis Schedule shall be prepared in a manner consistent with the IRS Forms 8883 prepared pursuant to Section 5.03(e) of the Agreement. At the time Blackhawk delivers the Basis Schedule to Safeway, it shall (x) deliver to Safeway schedules and work papers providing reasonable detail regarding the preparation of the Basis Schedule and an Advisory Firm Letter supporting such Basis Schedule and (y) allow Safeway reasonable access to the appropriate representatives at Blackhawk and the Advisory Firm in connection with Safeway’s review of such schedule. The Basis Schedule shall become final and binding on the parties unless Safeway, within 30 calendar days after receiving such Basis Schedule, provides Blackhawk with notice of a material objection to such Basis Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to Blackhawk, Blackhawk and Safeway shall employ the Reconciliation Procedures.

(b) Amendments to Basis Schedule. The Basis Schedule shall be amended from time to time by Blackhawk (i) in connection with a Final Determination, (ii) to correct inaccuracies in the original Basis Schedule identified after the Disposition Date as a result of the receipt of additional information relating to facts or circumstances on or prior to the Disposition Date, (iii) to include any adjustments to the Blackhawk Assets as required under general principles of Tax law (including adjustments for the recognition of contingent liabilities or as a result of payments made pursuant to this Exhibit), or (iv) to comply with the Independent Accountant’s determination under the Reconciliation Procedures. Blackhawk shall deliver the amended Basis Schedule to Safeway within 60 days of the date of the related Final Determination, receipt of additional information or Independent Accountant’s determination, as applicable. At the time Blackhawk delivers such amended Basis Schedule to Safeway, it shall (x) deliver to Safeway schedules and work papers providing reasonable detail regarding the preparation of the amended Basis Schedule and an Advisory Firm Letter supporting such amended Basis Schedule and (y) allow Safeway reasonable access to the appropriate

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representatives at Blackhawk and the Advisory Firm in connection with Safeway’s review of such schedule. The amended Basis Schedule shall become final and binding on the parties unless Safeway, within 30 calendar days after receiving such amended Basis Schedule, provides Blackhawk with notice of a material objection to such amended Basis Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to Blackhawk, Blackhawk and Safeway shall employ the Reconciliation Procedures.

Section 2.3 Tax Benefit Schedule.

(a) Generally. Within 45 calendar days after filing its U.S. federal income Tax Return for the relevant Covered Taxable Year, Blackhawk shall provide to Safeway a schedule showing, in reasonable detail, the calculation of Blackhawk’s Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year (the “Tax Benefit Schedule”). At the time Blackhawk delivers the Tax Benefit Schedule to Safeway it shall (i) deliver to Safeway schedules and work papers providing reasonable detail regarding the preparation of the Tax Benefit Schedule and an Advisory Firm Letter supporting such Tax Benefit Schedule and (ii) allow Safeway reasonable access to the appropriate representatives at Blackhawk and the Advisory Firm in connection with Safeway’s review of such schedules. The Tax Benefit Schedule shall become final and binding on the parties unless Safeway, within 30 calendar days after receiving such Tax Benefit Schedule, provides Blackhawk with notice of a material objection to such Tax Benefit Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt thereof by Blackhawk, Blackhawk and Safeway shall employ the Reconciliation Procedures.

(b) Amendments to Tax Benefit Schedule. A Tax Benefit Schedule for any Covered Taxable Year shall be amended from time to time by Blackhawk (i) in connection with a Final Determination affecting such Tax Benefit Schedule, (ii) to correct inaccuracies in the original Tax Benefit Schedule identified as a result of the receipt of additional factual information relating to a Covered Taxable Year after the date the Tax Benefit Schedule was provided to Safeway, (iii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Covered Taxable Year, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to an amended Tax Return filed for such Covered Taxable Year including any such amended Tax Return filed as a result of a Distribution Tax Reporting Notice (including any revised Distribution Tax Reporting Notice) delivered by Safeway (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Tax Benefit Schedule unless and until there has been a Final Determination with respect to such change) or (v) to comply with the Independent Accountant’s determination under the Reconciliation Procedures. Blackhawk shall deliver the Amended Tax Benefit Schedule to Safeway within 60 days of the date of the related Final Determination, receipt of additional information, filing of the amended Tax Return or application form or Independent Accountant’s determination, as applicable. At the time Blackhawk delivers such an amended Tax Benefit Schedule pursuant to this subsection (b) (an “Amended Tax Benefit Schedule”) to Safeway it shall (x) deliver to Safeway schedules and work papers providing reasonable detail regarding the

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preparation of the Amended Tax Benefit Schedule and an Advisory Firm Letter supporting such Amended Tax Benefit Schedule and (y) allow Safeway reasonable access to the appropriate representatives at Blackhawk and the Advisory Firm in connection with Safeway’s review of such schedule. Such Amended Tax Benefit Schedule shall become final and binding on the parties unless Safeway, within 30 calendar days after receiving such Amended Tax Benefit Schedule, provides Blackhawk with notice of a material objection to such Amended Tax Benefit Schedule made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such notice was delivered to Blackhawk, Blackhawk and Safeway shall employ the Reconciliation Procedures.

(c) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Covered Taxable Year is intended to measure the decrease or increase in the actual liability for Covered Taxes of the Corporation for such Covered Taxable Year attributable to the Basis Adjustment and Imputed Interest, determined using a “with and without” methodology (but disregarding any income or gain realized as a direct result of the Distribution and Election). For the avoidance of doubt, the actual liability for Covered Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under the Code based upon the characterization of the Tax Benefit Payment as additional consideration. Carryovers or carrybacks of any Covered Tax item attributable to the Basis Adjustment and Imputed Interest (determined using such “with and without” methodology) shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Covered Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology. In the event there is an adjustment in the liability for a Covered Tax as a result of an Audit for which an amended Tax Return is not filed, the parties shall determine the amount of any such Income Tax on a basis consistent with the principles in this Exhibit. The parties acknowledge that the Exhibit A Effective Date may occur many years following the Distribution Date and that, notwithstanding the delayed effectiveness of this Exhibit, the provisions herein are intended to capture the Realized Tax Benefit or Realized Tax Detriment from the Distribution Date whether recognized pursuant to an amended Tax Return, an Audit or otherwise, and the provisions of this Exhibit shall be interpreted in a manner consistent with such intent.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) (Within five (5) calendar days of the delivery of the Tax Benefit Schedule to Safeway for any Covered Taxable Year and, if applicable, within five (5) calendar days of the final determination of the Tax Benefit Schedule pursuant to the procedures set forth in Section 2.3(a), Blackhawk shall pay to Safeway an amount equal to the Tax Benefit Payment for such Covered Taxable Year or shall make a payment to Safeway with respect to an applicable dispute pursuant to Section 2.3(a). Each Tax Benefit Payment shall be made by wire transfer of

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immediately available funds to the bank account of Safeway previously designated by Safeway to Blackhawk. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal income tax payments.

(b) A “Tax Benefit Payment” for a Covered Taxable Year shall equal eighty-five percent (85%) of Blackhawk’s Realized Tax Benefit, if any, for such Covered Taxable Year,

increased by:

(i) interest calculated at the Applicable Rate from the earlier of the date of filing of the relevant Tax Return for such Covered Taxable Year or the due date (without extensions) for filing the relevant Tax Return for such Covered Taxable Year through the date the Tax Benefit Payment is made; and

(ii) eighty-five percent (85%) of the amount of the excess Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Covered Taxable Year over the Realized Tax Benefit (or, in the case of a Realized Tax Detriment, the Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Covered Taxable Year (plus interest thereon calculated pursuant to paragraph (i) of this subsection (b)), and decreased by:

(iii) an amount equal to eighty-five percent (85%) of Blackhawk’s Realized Tax Detriment (if any) for any previous Covered Taxable Year; and

(iv) eighty-five percent (85%) of the amount of the excess Realized Tax Benefit reflected on the Tax Benefit Schedule for a previous Covered Taxable Year over the Realized Tax Benefit (or, in the case of a Realized Tax Detriment, the Realized Tax Detriment (expressed as a negative number)) reflected on the Amended Tax Benefit Schedule for such previous Covered Taxable Year (plus interest thereon calculated pursuant to paragraph (i) of this subsection (b));

provided, however, that (A) the amounts described in clauses (ii), (iii) and (iv) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent such amounts were taken into account in determining any Tax Benefit Payment in a preceding Covered Taxable Year, (B) the amount described in clauses (ii) and (iv) shall be determined as if a Tax Benefit Schedule were provided for all years prior to the Exhibit A Effective Date reflecting a Realized Tax Benefit of zero, and (C) the Tax Benefit Payment shall not be a number less than zero. For the avoidance of doubt, Safeway shall have no obligation to make any payment to Blackhawk, or to reimburse Blackhawk for amounts previously paid, pursuant to this Exhibit.

Section 3.2 No Duplicative Payment. No duplicative payment of any amount (including interest) will be required under this Exhibit.

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ARTICLE IV

TERMINATION

Section 4.1 Termination Date. Unless an Early Termination Notice is received pursuant to Section 4.3 or there is a Change of Control or a Material Breach, this Exhibit shall terminate on the Termination Date.

Section 4.2 Early Termination. Notwithstanding Section 4.1, Blackhawk may elect to terminate this Exhibit effective as of the Early Termination Date by following the procedures in Section 4.3 and paying to Safeway the Early Termination Payment as provided in Section 4.4. Upon payment of the Early Termination Payment by Blackhawk, Blackhawk shall have no further payment obligations under this Exhibit, other than for any (i) Tax Benefit Payment agreed to by Blackhawk and Safeway as due and payable but unpaid as of the Early Termination Date and (ii) Tax Benefit Payment due for the Covered Taxable Year ending with or including the Early Termination Date (except to the extent that the amount described in clause (i) or (ii) is included in the Early Termination Payment).

Section 4.3 Early Termination Notice. In the event Blackhawk elects to terminate this Exhibit, Blackhawk shall deliver to Safeway a notice (the “Early Termination Notice”) stating the intent to terminate this Exhibit and showing in reasonable detail the calculation of the Early Termination Payment. At the time Blackhawk delivers the Early Termination Notice to Safeway, Blackhawk shall (i) deliver to Safeway schedules and work papers providing reasonable detail regarding the calculation of the Early Termination Payment, in a manner consistent with the definition of such term and an Advisory Firm Letter supporting such calculation and (ii) allow Safeway reasonable access to the appropriate representatives at Blackhawk and the Advisory Firm in connection with Safeway’s review of such calculation. The calculation contained in such Early Termination Notice shall become final and binding on the parties unless Safeway, within 30 calendar days after receiving such calculation, provides Blackhawk with notice of a material objection to such calculation made in good faith and in reasonable detail. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such calculation within 30 calendar days after such notice of material objection was delivered to Blackhawk, Blackhawk and Safeway shall employ the Reconciliation Procedures.

Section 4.4 Payment upon Early Termination. Blackhawk shall pay to Safeway an amount equal to the Early Termination Payment within (i) in the event Safeway does not provide Blackhawk with notice of material objection pursuant to Section 4.2, forty-five (45) calendar days after delivery to Safeway of the Early Termination Notice, (ii) in the event Safeway provides Blackhawk notice of material objection and Safeway and Blackhawk successfully resolve the issues raised in such notice without employment of the Reconciliation Procedures, in each case pursuant to Section 4.2, ten (10) calendar days after such resolution or (iii) in the event of the employment of the Reconciliation Procedures pursuant to Section 4.2, ten (10) days after the finalization of the Early Termination Notice pursuant to such Reconciliation Procedures. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by Safeway.

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Section 4.5 Change of Control or Breach of This Exhibit. In the event of a Change of Control or a Material Breach, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control or Material Breach, as applicable, and shall include, without limitation, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on such date, (2) any Tax Benefit Payment agreed to by Blackhawk and Safeway as due and payable but unpaid as of such date and (3) any Tax Benefit Payment due for the Taxable Year ending with or including such date. Notwithstanding the foregoing, in the event of a Change of Control or Material Breach, as applicable, Safeway shall be entitled to elect to accelerate all obligations due to Safeway hereunder as set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Cooperation. Blackhawk and Safeway shall (and shall cause their respective Affiliates to) furnish to each other in a timely manner such information, documents and other materials as Blackhawk or Safeway may reasonably request for purposes of making any determination or computation necessary or appropriate under this Exhibit. Furthermore, Blackhawk and Safeway shall (and shall cause their respective Affiliates to) cooperate with each other to ensure all necessary Tax Returns (including amended Tax Returns and refund claims) are timely filed and diligently pursued to claim any available Tax Benefits following the Exhibit A Effective Date. Blackhawk shall not take any action without the written consent of Safeway if the principal purpose of such action is to reduce or eliminate the amount of any payment due to Safeway under this Exhibit.

Section 5.2 Admission of Blackhawk into a Consolidated Group; Transfers of Corporate Assets.

(a) If Blackhawk becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law (other than if Blackhawk becomes a member of such a group as a result of a Change of Control, in which case the provisions of Article IV shall control), then: (i) the provisions of this Exhibit shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of Blackhawk’s affiliated or consolidated group transfers one or more assets to a corporation or any Person treated as such for Tax purposes with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Blackhawk’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be determined as if such transfer occurred on an arm’s-length basis with an unrelated third party.

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Section 5.3 Reconciliation. In the event that the Blackhawk and Safeway are unable to resolve a disagreement within the relevant period designated in this Exhibit (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted to the Independent Accountant. The Independent Accountant shall resolve any matter relating to the Basis Schedule or an amendment thereto, or the Early Termination Notice within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Independent Accountant for resolution. Notwithstanding anything in this Exhibit to the contrary, if such matter is not resolved (i) before any payment that is the subject of a disagreement is due, the portion of such payment that is not being disputed shall be made on the date prescribed by this Exhibit and the remainder of such payment shall be made promptly following the resolution of such matter, and (ii) before any Tax Return reflecting the subject of a disagreement is due, such Tax Return may be filed as prepared by Blackhawk, subject to adjustment or amendment upon resolution. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section shall be decided by the Independent Accountant. The Independent Accountant shall finally determine any Reconciliation Dispute and the determinations of the Independent Accountant pursuant to this Section shall be binding on Blackhawk and Safeway and may be entered and enforced in any court having jurisdiction. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by Safeway and Blackhawk, except that if the Independent Accountant determines that the proposed calculation submitted to the Independent Accountant for its determination by a party is frivolous, has not been asserted in good faith or is not (or would not be) one for which there is substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such party.

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